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                                                                  EXHIBIT 10.7.1


                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT


         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of December 26, 2001, between Home Interiors & Gifts, Inc., a Texas corporation (together with its successors, the "Company"), and Christina
L. Carter Urschel ("Employee"), and amends and restates that certain Executive Employment Agreement dated as of June 4, 1998 (the "Original Agreement"), between the Company and Employee, pursuant to which Employee serves as President of the Company.

         WHEREAS, the Company and Employee desire that Executive continue to serve the Company in the capacities more particularly described below.

         NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. Definitions.

                  "Accrued Benefits" means (i) all salary earned or accrued through the date the Employee's employment is terminated; (ii) reimbursement for any and all monies advanced in connection with the Employee's employment for reasonable expenses incurred by the Employee in accordance with Section 4(c) through the date the Employee's employment is terminated and (iii) all other payments and benefits to which the Employee or the Employee's family or other beneficiaries may be entitled under the terms of any applicable compensation arrangement, benefit plan, program or policy of the Company, including any compensation previously deferred by the Employee (together with any accrued earnings thereon) and not yet paid by the Company and any earned and accrued, but unused vacation pay, in each case through the Date of Termination.

                  "Act" shall mean the Securities Exchange Act of 1934, as amended.

                  "Affiliate" shall have the meaning given such term in Rule 12b-2 of the Act.

                  "Base Salary" has the meaning set forth in Section 4(a).

                  "Board" shall mean the board of directors of the Company.

                  "Cause" shall mean (i) the Employee's conviction of any felony, unless the Board reasonably determines that the Employee's conviction of such felony does not materially affect the Employee's business reputation or significantly impair the Employee's ability to carry out her duties under this Agreement (provided the Board shall have no obligation to make such determination); (ii) the Employee's willful and material breach of her obligations under this Agreement, or
         (iii) the Employee's dishonesty or gross misconduct in connection with her employment hereunder which results in material damage to the Company's business. Notwithstanding the above, the occurrence of the event specified in clause (ii) above shall not constitute Cause unless the Employee fails to cure such event within ten (10) days after receipt from the Company of the Notice of Termination (as defined in Section 5(e) below).

                  "Change of Control" shall mean the first to occur of the following events: (1) the Company is acquired or becomes controlled by any Person or group of Persons, other than by any member of the HMC Group (as hereinafter defined); (2) Hicks, Muse, Tate & Furst Incorporated


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         or any of its Affiliates, including without limitation HM/RB Partners,
         L.P., a Delaware limited partnership, or its or their respective partners, employees, officers and directors (and members of their respective families and trusts for the primary benefit of such family members) (collectively, the "HMC Group") shall cease to have the power, directly or indirectly, to vote or direct the voting of securities having a majority of the ordinary voting power for the election of directors of the Company; or (3) the shareholders of the Company approve a complete liquidation or dissolution of the Company; provided that the occurrence of an event described in (1) or (2) above shall not be deemed a Change of Control if (a) prior to the consummation of an Initial Public Offering (i) the HMC Group otherwise has the right, directly or indirectly, to designate (and does so designate) a majority of the Board or (ii) the HMC Group, together with members of management of the Company, directly or indirectly, own of record and beneficially an amount of common stock of the Company equal to at least fifty percent (50%) of the amount of common stock of the Company (adjusted for stock splits, stock dividends and other similar events on an equitable basis) directly or indirectly owned by the HMC Group, together with management of the Company, of record and beneficially as of the date of this Agreement and such ownership by the HMC Group, together with members of management of the Company, represents the largest single block of voting securities of the Company held by any Person or group of Persons (within the meaning of Section 13(d) of the Act), or (b) after the consummation of an Initial Public Offering, and for any reason whatever, (i) no Person or group of Persons, excluding the HMC Group, shall become the beneficial owner, directly or indirectly, of more than the greater of (x) fifteen percent (15%) of the voting shares of the Company then outstanding and (y) the percentage of the then outstanding voting stock of the Company directly or indirectly owned by the HMC Group, together with members of management of the Company; and (ii) the Board shall consist of a majority of Continuing Directors. For the purposes of this definition, the term "the Company" shall include any successor to the Company.

                  "Continuing Directors" shall mean the directors of the Company on the date of this Agreement and each director appointed subsequent to the date of this Agreement, if, in each case, such other director's nomination for election to the Board, as applicable, is recommended by a majority of the directors at the time of such election or such director receives the vote of the HMC Group in his or her election by the shareholders.

                  "Control" (including the correlative terms "Controlled by" and "Controlling") shall mean the possession, directly or indirectly, of the power to direct, or to cause the direction of, the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

                  "Employment Date" has the meaning set forth in Section 2.

                  "Employment Period" shall mean the period during which the Employee is employed by the Company.

                  "Good Reason" shall mean (i) any material breach by the Company of this Agreement, the Option Agreement, or the Shareholders Agreement (for so long as Employee is subject thereto) or the failure of the Employee to be a director of the Company for any reason (other than death, Permanent Disability, voluntary resignation or termination of employment for Cause); and (ii) a change, without the Employee's written consent, in the specified tasks Employee is to perform hereunder or of more than twenty-five (25) miles in the office or location where the Employee is based. Notwithstanding the above, the occurrence of any of the events described above will not constitute Good Reason unless the Company fails to cure any such event within




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         ten (10) days after receipt from the Employee of the Notice of
         Termination (as defined in Section 5(e) below).

                  "Permanent Disability" shall mean the inability of the Employee to discharge her duties hereunder for a period of six (6) consecutive months, or for a total of six (6) months in any twelve (12) month period, by reason of physical or mental illness, injury or incapacity.

                  "Person" shall mean any "person," within the meaning of Sections 13(d) and 14(d) of the Act, including a "group" as therein defined.

                  "Shareholders Agreement" shall mean that certain Shareholders Agreement, dated as of June 4, 1998, among the Company and the securityholders of the Company listed on the signature pages thereof.

                  "Subsidiary" shall mean, with respect to any Person, any other Person of which such first Person owns the majority of the economic interest in such Person or owns or has the power to vote, directly or indirectly, securities representing a majority of the votes ordinarily entitled to be cast for the election of directors or other governing Persons.

         2. Term of Employment. Unless earlier terminated in accordance with the terms of this Agreement, the Employment Period shall commence on the date hereof (the "Employment Date") and shall end on first anniversary of the Employment Date; provided, however, that such Employment Period shall be extended for successive terms of one (1) year each unless either party advises the other in good faith, at least 120 days prior to the end of the initial term or annual extension, as the case may be, that it will not agree to extend this Agreement.

         3. Duties. During the Employment Period, the Employee (i) shall serve as Vice Chairman of the Board and as National Spokesperson for the Company; (ii) shall report directly to the Chief Executive Officer of the Company; (iii) shall provide consulting services to the Chief Executive Officer of the Company as Employee and the Chief Executive Officer may reasonably agree from time to time (which agreement may include additional compensation to Employee); (iv) shall participate in each of the following (A) the Company's annual Seminar, (B) the Company's annual Director's Conference, and (C) the Company's annual Upper Level Director's Fall Retreat; (v) shall participate in the development of the Pocketful of Hope Charities; and (vi) shall devote reasonable time to perform faithfully and efficiently the responsibilities assigned to Employee hereunder.

         4. Compensation. During the Employment Period, the Employee shall be compensated as follows:

                  (a) the Employee shall receive an annual salary (pro rata for any partial year) equal to $100,000 (the "Base Salary"), which Base Salary shall be payable in equal monthly installments and shall be subject to appropriate increase, as determined by the sole discretion of the Board;

                  (b) the Employee shall be entitled a bonus, in such amount, if any, as may be determined by the Board in its sole discretion;

                  (c) the Employee shall be reimbursed, at such intervals and in accordance with such Company policies regarding proper documentation as may be in effect from time to time, for any and all reasonable business expenses incurred by her in the business interests of the Company, including but not limited to travel and wardrobe expenses;



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                  (d) the Employee shall be entitled to participate in all
         incentive, savings, retirement and death benefit plans, practices, policies and programs on a basis no less favorable than that basis available to senior executives of the Company as determined by the Board from time to time; provided, however, that in no event shall the Employee be entitled to participate in the Executive Bonus Plan;

                  (e) the Employee and/or the Employee's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs generally provided by the Company to senior executives of the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs), in each case at the most favorable level of participation and providing the highest levels of benefits available to them; and

                  (f) the Employee shall be entitled to receive (in addition to the benefits described above) such perquisites and fringe benefits appertaining to Employee's position in accordance with any practice established by the Board, including without limitation, air travel arrangements consistent with the policies and practices in effect during the one (1) year prior to the date of this Agreement.

         5. Termination of Employment.

                  (a) Permanent Disability. The Company may terminate the Employee's employment because of a Permanent Disability by first giving Employee written notice of the Company's intention to terminate such employment.

                  (b) Voluntary Termination by Employee. Notwithstanding anything in this Agreement to the contrary the Employee may, upon not less than thirty (30) days written notice to the Company, voluntarily terminate employment for any reason (provided that any termination by the Employee pursuant to Section 5(d) on account of Good Reason shall not be treated as a voluntary termination under this Section 5(b)).

                  (c) Termination by the Company. The Company at any time may terminate the Employee's employment for Cause or without Cause.

                  (d) Good Reason. The Employee at any time may terminate her employment for Good Reason.

                  (e) Notice of Termination. Any termination by the Company for Cause or by the Employee for Good Reason shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 17. For purposes of this Agreement, a "Notice of Termination" means a written notice given, in the case of a termination for Cause, within one hundred eighty (180) days of the Company's having actual knowledge of the events giving rise to such termination, and in the case of a termination for Good Reason, within one hundred eighty
         (180) days of the Employee's having actual knowledge of the events giving rise to such termination. The Notice of Termination shall: (i) indicate the specific termination provision in this Agreement relied upon; (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated; and (iii) if the termination date is other than the date of receipt of such notice, specify the termination date of this Agreement (which date shall be no more than fifteen (15) days after the giving of such notice). The failure by the Employee or the Company to set forth in the Notice




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         of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause, as applicable, shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing her rights hereunder. In addition, in the event the Company determines to terminate the Employee's employment without Cause, the Company shall deliver to the Employee written notification thereof on a date not later than the Date of Termination.

                  (f) Date of Termination. For the purpose of this Agreement, the term "Date of Termination" means: (i) in the case of a termination for which a Notice of Termination is required, the date of receipt of such Notice of Termination or, if later, the date specified therein, as the case may be; and (ii) in all other cases, the actual date on which the Employee's employment terminates.

         6. Obligations of the Company Upon Termination. Upon termination of the Employee's employment with the Company, the Company shall have the following obligations:

                  (a) Death. If the Employee's employment is terminated by reason of the Employee's death, all Accrued Expenses shall be paid to the Employee, her beneficiaries, or her estate, as applicable, in a lump sum in cash within thirty (30) days after the Date of Termination. In addition, the Employee's family shall be entitled to receive benefits generally available to the surviving families of senior executives of the Company.

                  (b) Permanent Disability. If the Employee's employment is terminated by reason of the Employee's Permanent Disability, the Employee, and the Employee's spouse, shall be entitled to continue to participate in or be covered under the Company's health and life insurance benefit plans generally applicable to senior executives of the Company or, at the Company's option, to receive equivalent benefits by alternate means, at least equal to such health and life insurance benefits. Unless otherwise directed by the Employee, the Employee shall also be paid all Accrued Benefits in a lump sum in cash within thirty
         (30) days after the Date of Termination. In addition, the Executive shall receive severance pay from the Company in an amount equal to one hundred percent (100%) of the total Base Salary and Annual Bonus, if any, received by the Executive with respect to the fiscal year immediately prior to the fiscal year in which such Date of Termination occurs; provided, however, that the Company shall not be obligated to make such severance payment to the extent that such severance payment reduces the disability benefits to which the Executive is entitled from an insurer by an equal or greater amount. Such severance payment is to be made within thirty (30) days after the Date of Termination.

                  (c) Termination by the Company for Cause and Voluntary Termination by Employee. If the Employee's employment is terminated for Cause or voluntarily terminated by the Employee (other than for Good Reason), the Company shall pay the Employee the Accrued Benefits in a lump sum in cash within thirty (30) days after the Date of Termination.

                  (d) Other Termination of Employment. If the Company terminates the Employee's employment other than for Cause or Permanent Disability, or the Employee terminates her employment for Good Reason, the Company shall pay or provide the Employee the following:

                           (A) Cash Payment. The Company shall pay to the
                  Employee (i) a lump sum in cash within 30 days after the Date of Termination an amount equal to all Accrued Benefits, (ii) an amount equal to the unpaid portion of Employee's Base Salary through the end of the current calendar year payable in accordance with the Company's customary payroll practices, plus (iii) a severance payment in an amount equal to one hundred




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                  percent (100%) of the total Base Salary and Annual Bonus, if any, received by the Executive with respect to the fiscal year immediately prior to the fiscal year in which such Date of Termination occurs; and

                           (B) Other Benefits Continuation. The Company shall
                  provide for the continued participation of the Employee, and her spouse, as the case may be, until June 4, 2003, in the Company's health and life insurance benefit plans generally applicable to senior executives of the Company. In lieu of continued participation in any such medical and life insurance programs, the Employee may elect by written notice delivered to the Company prior to the Date of Termination to receive an amount equal to the annual cost to the Company (based on premium rates) of providing such coverage.

                  (e) Any amounts payable to the Employee pursuant to this
         Section 6 shall be considered severance payments and be in full and complete satisfaction of the obligations of the Company to the Employee in connection with the termination of the Employee.

         7. Applicability of Section 280G of the Code.

                  (a) Limitation on Severance Pay and Other Benefits. The provisions of this Section 7 are restated from the Original Agreement for which approval was received by a separate vote of the Company's shareholders in accordance with Section 7(g) of the Original Agreement.

                  (b) Tax Reimbursement Payment. If the amount or benefit paid or distributed to the Executive by the Company or any Person that is an Affiliate of the Company, whether pursuant to this Agreement or otherwise with respect to employment by the Company after the Employment Date (collectively, the "Covered Payments"), is or becomes subject to the tax imposed under Section 4999 of the Code or any similar tax that may hereafter be imposed (the "Excise Tax") and if this Agreement has been approved by a separate vote of the Company's shareholders in accordance with Section 7(g) below, the Company shall pay to the Executive, at the time specified in Section 7(f) below, the Tax Reimbursement Payment (as defined below). The Tax Reimbursement Payment is defined as an amount, which when added to the Covered Payments and reduced by any Excise Tax on the Covered Payments and any federal, state and local income tax and Excise Tax on the Tax Reimbursement Payment provided for by this Agreement (but without reduction for any federal, state and local income or employment tax on such Covered Payments), shall be equal to the sum of (i) the amount of the Covered Payments; and (ii) an amount equal to the product of any otherwise permitted deductions disallowed for federal, state or local income tax purposes as a result of the inclusion of the Tax Reimbursement Payment in the Executive's adjusted gross income and the applicable marginal rate of federal, state or local income taxation if the Tax Reimbursement Payment had not been made, respectively, for the calendar year in which the Tax Reimbursement Payment is to be made.

                  (c) Determining Excise Tax. For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,

                           (i) such Covered Payments will be treated as
                  "parachute payments" within the meaning of Section 280G of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, to the extent so determined in the opinion of the Company's independent certified public accountants (the "Accountants"); and



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                           (ii) the value of any non-cash benefits or any
                  deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

                  (d) Applicable Tax Rates and Deductions. For purposes of determining the amount of the Tax Reimbursement Payment, the Executive shall be deemed:

                           (i) to pay federal income taxes at the highest
                  applicable marginal rate of federal income taxation for the calendar year in which the Tax Reimbursement Payment is to be made, except in connection with the determination of the Tax Reimbursement Payment attributable to a disallowed deduction under clause (ii) of the definition of Tax Reimbursement Payment; and

                           (ii) to pay any applicable state and local income
                  taxes at the highest applicable marginal rate of taxation for the calendar in which the Tax Reimbursement Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of the Executive's adjusted gross income).

                  (e) Subsequent Events. In the event that the Excise Tax is subsequently determined by the Accountants or the Internal Revenue Service to be less than the amount taken into account hereunder in calculating the Tax Reimbursement Payment made, the Executive shall repay to the Company, at the time that the amount of such reduction in the Excise Tax is finally determined, the portion of such prior Tax Reimbursement Payment that has been paid to the Executive or to federal, state or local tax authorities on the Executive's behalf and that would not have been paid if such Excise Tax had been applied in initially calculating such Tax Reimbursement Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing provisions of this Section 7(e), in the event any portion of the Tax Reimbursement Payment to be refunded to the Company has been paid to any federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed interest received or credited to the Executive by such tax authority for the period it held such portion. The Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if the Executive's good faith claim for refund or credit is denied.

                  In the event that the Excise Tax is later determined by the Accountants to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment in respect thereof) the Company shall make an additional Tax Reimbursement Payment of such excess (which Tax Reimbursement Payment shall include any interest or penalty payable with respect to such excess) at the time that the amount of such excess is finally determined.

                  The Company and the Executive each agrees to reasonably cooperate in good faith in the event of any reduction in payments or benefits pursuant to Section 7(a) or any Tax Reimbursement Payment pursuant to Section 7(b) to minimize the amount of such reduction or Tax Reimbursement Payment and to take such other actions under this
         Section 7 as may be necessary or required.



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                  (f) Date of Payment. The portion of the Tax Reimbursement
         Payment attributable to a Covered Payment shall be paid to the Executive within ten (10) business days following the payment of the Covered Payment. If the amount of such Tax Reimbursement Payment (or portion thereof) is due, the Company shall pay to the Executive, an amount estimated in good faith by the Accountants to be the minimum amount of such Tax Reimbursement Payment and shall pay the remainder of such Tax Reimbursement Payment (which Tax Reimbursement Payment shall include interest at the rate provided in Section 1274(b)(2)(B) of the
         Code) as soon as the amount thereof can be determined, but in no event later than forty-five (45) calendar days after payment of the related Covered Payment. In the event that the amount of the estimated Tax Reimbursement Payment exceeds the amount subsequently determined to have been due, such excess shall be repaid or refunded pursuant to the provisions of Section 7(e) above.

         8. Non-Exclusivity of Rights. Nothing in this Agreement shall limit or otherwise prejudice such rights as the Employee may have under any other agreements with the Company, including, but not limited to stock option or restricted stock agreements. Amounts which are vested benefits or which the Employee is otherwise entitled to receive under any plan or program of the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

         9. Full Settlement. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Employee or others whether by reason of the subsequent employment of the Employee or otherwise. In no event shall the Employee be obligated to seek other employment by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement.

         10. Legal Fees and Expenses. The Company shall pay or cause to be paid any and all reasonable attorneys' fees and expenses incurred by Employee in connection with the preparation and negotiation of this Agreement promptly following receipt of an invoice therefor (together with reasonable supporting documentation) from Employee.

         11. Confidentiality; Return of Records. During and following the Employee's employment by the Company, the Employee shall use commercially reasonable efforts to hold in confidence and not directly or indirectly disclose any confidential information or proprietary data of the Company or any of its Subsidiaries, except to the extent authorized by the Board or required by any court or administrative agency or legal process, other than to an employee of or contractor with the Company or any of its Subsidiaries, or a Person to whom the Employee in good faith believes disclosure is reasonably necessary or appropriate in connection with the performance by the Employee of her duties as an executive of the Company. In determining whether such disclosure is required, Employee will be entitled to rely on the written advice of counsel provided to the Company. Confidential information shall not include any information known generally to the public or in the industry in which Company is engaged. All records, files, documents and materials, or copies thereof, relating to the Company's or any of its Subsidiaries', business which the Employee shall prepare, or use, or come into contact with, shall be and remain the sole property of the Company or any of its Subsidiaries, as the case may be, and shall be promptly returned by the Employee to the Company or such Subsidiary (as applicable) upon termination of the Employee's employment with the Company. The Employee hereby acknowledges and agrees that damages will not be an adequate remedy for the Employee's breach of any of her covenants contained in this
Section 11, and further agrees that the Company shall be entitled to obtain appropriate injunctive and/or other equitable relief for any such breach, without the posting of any bond or other security.

         12. Successors. The Company may assign its rights under this Agreement to any successor to all or substantially all the assets of the Company, by merger or otherwise, and may assign or encumber




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this Agreement and its rights hereunder as security for indebtedness of the
Company. Any such assignment by the Company shall remain subject to the Employee's rights under this Agreement, including without limitation, Section 5 and Section 6 hereof. The rights of the Employee under this Agreement may not be assigned or encumbered by the Employee, voluntarily or involuntarily, during her lifetime, and any such purported assignment shall be void ab initio. However, all rights of the Employee under this Agreement shall inure to the benefit of and be enforceable by the Employee's personal or legal representatives, estates, executors, administrators, heirs and beneficiaries. All amounts payable to the Employee hereunder shall be paid, in the event of the Employee's death, to the Employee's estate, heirs or representatives.

         13. Third Parties. Except for the rights granted to the Company and its Subsidiaries pursuant hereto (including, without limitation, pursuant to Section 10 hereof) and except as expressly set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give any Person other than the parties hereto and their successors and permitted assigns any rights or remedies under or by reason of this Agreement.

         14. Enforcement. The provisions of this Agreement shall be regarded as divisible, and if any of said provisions or any part thereof is declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts hereof and the applicability thereof shall not be affected thereby.

         15. Amendment. This Agreement may not be amended or modified at any time except by a written instrument approved by the Board, and executed by the Company and the Employee; provided, however, that any attempted amendment or modification without such approval and execution shall be null and void ab initio and of no effect.

         16. Withholding. The Company shall be entitled to withhold from any amounts to be paid to the Employee hereunder any federal, state, local, or foreign withholding or other taxes or charges which it is from time to time required to withhold. The Company shall be entitled to rely on an opinion of counsel if any question as to the amount or requirement of any such withholding shall arise.

         17. Governing Law. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Texas, without regard to principles of conflicts of law of Texas or any other jurisdiction.

         18. Notice. Notices given pursuant to this Agreement shall be in writing and shall be deemed given when received and, if mailed, shall be mailed by United States registered or certified mail, return receipt requested, addressee only, postage prepaid:

         If to the Company:

                  Home Interiors & Gifts, Inc.
                  1649 Frankford Road West
                  Carrollton, Texas 75007
                  Attention: Chief Executive Officer

         If to the Employee:

                  Christina L. Carter Urschel
                  4923 Brookview Drive
                  Dallas, Texas 75220




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

         or to such other address as the party to be notified shall have given to the other in accordance with the notice provisions set forth in this Section 17.

         19. No Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at any time.

         20. Headings. The headings contained herein are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

         21. Resignation. Concurrently with the execution and delivery of this Agreement, Employee is tendering her resignation as President of the Company in the form attached hereto as Exhibit A.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]




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




         IN WITNESS WHEREOF, the parties have executed this Agreement in one or more counterparts, each of which shall be deemed one and the same instrument, as of the day and year first written above.



                                             HOME INTERIORS & GIFTS, INC.


                                             By:
                                                   -----------------------------
                                             Name:
                                                   -----------------------------
                                             Title:
                                                   -----------------------------


                                             EMPLOYEE:

                                             /s/ CHRISTINA L. CARTER URSCHEL
                                             -----------------------------------
                                             Christina L. Carter Urschel




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




                                                                       EXHIBIT A

                                   RESIGNATION


         In connection with her acceptance of the positions as National Spokesperson and Vice Chairman, the undersigned, Christina L. Carter Urschel, hereby tenders her resignation as the President of Home Interiors & Gifts, Inc., a Texas corporation, effective as of December 26, 2001.


                                                 /s/ CHRISTINA L. CARTER URSCHEL
                                                 -------------------------------
                                                 Christina L. Carter Urschel



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